Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2012 RESULTS
JASPER, IN (November 1, 2011) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $270.6 million and a net loss of $(0.1) million, or $0.00 per Class B diluted share, for the first quarter of fiscal year 2012 which ended September 30, 2011.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2011	September 30, 2010	Percent Change
Net Sales	$270,635	$294,676	(8%)
Gross Profit	$46,970	$47,147	0%
Gross Profit %	17.4%	16.0%
Selling and Administrative Expense	$45,968	$47,340	(3%)
Selling and Administrative Expense %	17.1%	16.1%
Restructuring Expense	$113	$117	(3%)
Operating Income (Loss)	$889	$(310)	387%
Operating Income (Loss) %	0.3%	(0.1%)
Net Income (Loss)	$(146)	$456	(132%)
Earnings (Loss) Per Class B Diluted Share	$0.00	$0.01	(100%)

•
Consolidated net sales in the first quarter of fiscal year 2012 decreased 8% from the prior year first quarter as an increase in net sales in the Furniture segment was more than offset by a decline in net sales in the Electronic Manufacturing Services (EMS) segment. Sequentially, consolidated net sales in the first quarter of fiscal year 2012 decreased 4% from the most recent fourth quarter as an increase in net sales in the Furniture segment was more than offset by a decline in net sales in the EMS segment.

•
First quarter gross profit as a percent of net sales improved 1.4 percentage points from the prior year first quarter due to a shift in sales mix towards the Furniture segment which carries a higher gross profit percentage than the EMS segment.

•
Consolidated first quarter selling and administrative expenses declined 3% compared to the prior year due to the favorable impact of the normal revaluation to fair value of the Company's Supplemental Employee Retirement Plan (SERP) liability. The SERP liability revaluation was a reduction of $2.0 million in the first quarter of the current fiscal year compared to an increase in the liability of $1.2 million in the prior year, and has an exactly offsetting impact in Other Income/Expense where the SERP investment revaluation is recorded. Excluding the SERP revaluation impact, consolidated first quarter selling and administrative expenses increased 4% on increased spending on sales and marketing initiatives to drive growth, increased labor costs, and higher commissions associated with the increased sales levels in the Furniture segment.

•
Other Income/Expense for the first quarter of fiscal year 2012 was expense of $1.2 million compared to income of $0.8 million in the prior year first quarter, with the variance primarily related to the loss on the revaluation of the SERP investment discussed above.

•	Operating cash flow for the first quarter of fiscal year 2012 was a cash outflow of $6.6 million compared to an operating cash outflow of $10.4 million in the first quarter of the prior year.

•
The Company's cash and cash equivalents declined to $35.0 million at September 30, 2011 compared to $51.4 million at June 30, 2011 primarily due to the operating cash outflow mentioned above and the reinvestment of $8.2 million into capital investments during the quarter mostly for manufacturing equipment in the EMS segment. The Company had no short-term borrowings outstanding at September 30, 2011 or

June 30, 2011. Long-term debt including current maturities is $0.3 million.

James C. Thyen, Chief Executive Officer and President, stated, "The macro economic environment continues to reflect volatility and drive uncertainty as nations struggle with significant fiscal matters. The impact is reflected in all of our markets often disturbing business strategy, execution, and timing."

Mr. Thyen continued, "Our Furniture segment had an encouraging start to the new fiscal year by returning to profitability in the first quarter after ending with a loss in the fourth quarter of last year. Sales in this segment were up 9% compared to last year. Furniture segment orders during the quarter increased 16% compared to last year. In the EMS segment, lower sales volumes resulted in inefficiencies during the quarter. As a result, we incurred a loss in this segment in the first quarter. The second quarter will see the completion of the European consolidation and the closing of the Wales facility. We will also complete the closing of the Fremont, California facility. Both will lessen the burden of excess capacity costs."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2011	September 30, 2010	Percent Change
Net Sales	$142,828	$177,867	(20%)
Operating Income (Loss)	$(2,255)	$173	(1,403%)
Operating Income (Loss) %	(1.6%)	0.1%
Net Loss	$(1,103)	$(248)	(345%)

•
Fiscal year 2012 first quarter net sales in the EMS segment decreased 20% compared to the first quarter of the prior year with decreased net sales to customers in the medical and industrial control industries. The decline in net sales to the medical industry in the fiscal year 2012 first quarter was attributable to the previously announced expiration of a contract with one medical customer late in fiscal year 2011 which accounted for a $38 million decline in net sales in the current year first quarter compared to the first quarter of the prior year. Excluding this customer, first quarter net sales to the medical industry increased by a double-digit percentage over the prior year. Compared to the fiscal year 2011 fourth quarter, current year first quarter net sales in the EMS segment decreased 12% on a decline in net sales to the medical and industrial control markets.

•
Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2012 decreased 0.2 percentage points when compared to the first quarter of the prior year as excess capacity and inefficiency costs related to the lower sales volumes and the European consolidation restructuring activities had an unfavorable impact to earnings in the current quarter.

•
Selling and administrative costs in this segment declined 4% in the fiscal year 2012 first quarter when compared to the prior year but increased as a percent of net sales due to the lower sales volumes.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2011	September 30, 2010	Percent Change
Net Sales	$127,807	$116,809	9%
Operating Income	$1,812	$1,075	69%
Operating Income %	1.4%	0.9%
Net Income	$1,175	$589	99%

•
Fiscal year 2012 first quarter net sales of furniture products increased 9% compared to the prior year on increased net sales of office furniture. Sequentially, first quarter fiscal year 2012 net sales in this segment increased 7% over the fourth quarter of fiscal year 2011 also on increases in office furniture.

•
Gross profit as a percent of net sales declined 0.3 percentage points in the Furniture segment in the first quarter of fiscal year 2012 when compared to the prior year primarily due to increased price discounting on select product as competitive pricing pressures continue, commodity cost increases, and higher freight and fuel costs. These cost increases were partially offset by the favorable impact of price increases on select product, a sales mix shift to higher margin product, and lower employee benefit costs.

•
Selling and administrative costs in the Furniture segment for the first quarter of fiscal year 2012 increased 6% when compared to the prior year on increased spending on sales and marketing initiatives to drive growth, higher labor costs, and higher commissions associated with the increased sales levels. As a percent of net sales, fiscal year 2012 first quarter selling and administrative expenses declined 0.8 percentage points compared to the prior year on the leverage from the increase in revenue.

•
On a sequential basis, the Furniture segment returned to profitability in the first quarter of fiscal year 2012 after incurring an operating loss of $1.5 million in the fourth quarter of fiscal year 2011.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2011 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:         Tuesday, November 1, 2011
Time:        11:00 AM Eastern Time
Dial-In #:    800-688-0836 (International Calls - 617-614-4072)
Pass Code:    Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 15, 2011.
Replay Dial-In #:    888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:    95205781

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the first quarter ended September 30, 2011 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2011		September 30, 2010
Net Sales	$270,635	100.0%	$294,676	100.0%
Cost of Sales	223,665	82.6%	247,529	84.0%
Gross Profit	46,970	17.4%	47,147	16.0%
Selling and Administrative Expenses	45,968	17.1%	47,340	16.1%
Restructuring Expense	113	0.0%	117	0.0%
Operating Income (Loss)	889	0.3%	(310)	(0.1%)
Other Income (Expense), net	(1,202)	(0.4%)	802	0.3%
Income (Loss) Before Taxes on Income	(313)	(0.1%)	492	0.2%
Provision (Benefit) for Income Taxes	(167)	0.0%	36	0.0%
Net Income (Loss)	$(146)	(0.1%)	$456	0.2%
Earnings (Loss) Per Share of Common Stock:
Basic Earnings (Loss) Per Share:
Class A	$(0.01)		$0.01
Class B	$0.00		$0.01
Diluted Earnings (Loss) Per Share:
Class A	$(0.01)		$0.01
Class B	$0.00		$0.01

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,836		37,680
Diluted	37,836		37,764

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30
(Amounts in Thousands)	2011	2010
Net Cash Flow used for Operating Activities	$(6,647)	$(10,368)
Net Cash Flow used for Investing Activities	(6,358)	(6,420)
Net Cash Flow used for Financing Activities	(2,119)	(2,068)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,334)	4,213
Net Decrease in Cash and Cash Equivalents	(16,458)	(14,643)
Cash and Cash Equivalents at Beginning of Period	51,409	65,342
Cash and Cash Equivalents at End of Period	$34,951	$50,699

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2011	June 30, 2011
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$34,951	$51,409
Receivables, net	143,385	149,753
Inventories	139,381	141,097
Prepaid expenses and other current assets	50,740	50,215
Assets held for sale	2,264	2,807
Property and Equipment, net	192,436	196,682
Goodwill	2,556	2,644
Other Intangible Assets, net	7,471	7,625
Other Assets	22,880	24,080
Total Assets	$596,064	$626,312

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$14	$12
Accounts payable	143,939	149,107
Dividends payable	1,842	1,835
Accrued expenses	50,288	66,316
Long-term debt, less current maturities	273	286
Other	19,197	21,357
Share Owners' Equity	380,511	387,399
Total Liabilities and Share Owners' Equity	$596,064	$626,312

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30
(Amounts in Thousands)	2011	2010
Interest Income	$120	$220
Interest Expense	(9)	(20)
Foreign Currency/Derivative Gain (Loss)	744	(476)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	(1,962)	1,221
Other Non-Operating Expense	(95)	(143)
Other Income (Expense), net	$(1,202)	$802